SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

May 23, 2002
Date of report (date of earliest event reported)

SYMMETRICOM, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-2887	951906306
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Orchard Parkway, San Jose, California 95131-1017
(Address of principal executive offices, including zip code)

(408) 428-7813
(Registrant’s telephone number, including area code)

Item 5.    Other Events

On May 23, 2002 Symmetricom, Inc., a Delaware corporation, (the “Registrant”), and Datum, Inc., a Delaware corporation announced the signing of a definitive merger agreement. Under the terms of the proposed transaction, each share of Datum common stock outstanding would be exchanged for 2.7609 shares of Symmetricom common stock (subject to possible adjustment in association with transaction costs). In exchange for all of Datum’s approximately 6.9 million common shares outstanding, plus common share equivalents, Registrant expects to issue or reserve approximately 18.4 million shares of its common stock in the transaction, including shares to be reserved for issuance upon exercise of assumed options and warrants. Upon closing, Datum would become a wholly owned subsidiary of Symmetricom. The transaction is subject to the approval of the holders of a majority of the outstanding shares of each Registrant and Datum, as well as other customary conditions to closing.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

(a)  Financial Statements.

Not applicable.

(b)  Pro Forma Financial Information.

Not applicable.

(c)  Exhibits:

2.1
Agreement and Plan of Merger (the “Merger Agreement”), dated May 23, 2002, between Datum, Inc., Dublin Acquisition Subsidiary, Inc., and Symmetricom, Inc. Schedules and similar attachments, listed at page iii of the Merger Agreement, are not included in this exhibit, but will be provided to the SEC upon request.

99.1	Press Release dated May 23, 2002 announcing the signing of a definitive merger agreement between Datum, Inc. and Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SYMMETRICOM, INC.

By:	/s/ WILLIAM SLATER
William Slater Chief Financial Officer
Date: May 23, 2002

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EXHIBIT INDEX

Exhibit Number	Description of Document

2.1
Agreement and Plan of Merger (the “Merger Agreement”), dated May 23, 2002, between Datum, Inc., Dublin Acquisition Subsidiary, Inc., and Symmetricom, Inc. Schedules and similar attachments, listed at page iii of the Merger Agreement, are not included in this exhibit, but will be provided to the SEC upon request.

99.1	Press Release of Registrant, dated May 23, 2002, announcing the signing of a definitive merger agreement between Datum, Inc. and Registrant.

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